Exhibit 6.19

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

ALTERNATIVE BALLISTICS CORPORATION

a Nevada Corporation

WARRANT AGREEMENT

To Purchase Shares of Common Stock

Issue Date: August 23, 2023

THIS CERTIFIES that, for value received, KENNETH HALLER, or his assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after the date hereof, to subscribe for and purchase from, ALTERNATIVE BALLISTICS CORPORATION, a Nevada corporation (the “Company”), 10,000,000 of the fully paid, non-assessable shares of the Company’s common stock, par value $0.001 (“Common Stock”) at a purchase price of $0.025 per share, provided that such right will terminate, if not terminated earlier in accordance with the provisions hereof, at 5:00 p.m. (Pacific time) on March 29, 2025 (the “Expiration Date”). The purchase price and the number of shares for which this warrant (each a “Warrant,” and collectively, the “Warrants”) is exercisable are subject to adjustment, as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” shall include Alternative Ballistics Corporation and any entity which shall succeed or assume the obligations of Alternative Ballistics Corporation hereunder.

(b) The term “Warrant Shares” includes (i) the Company’s common stock and (ii) any other securities into which or for which any of the Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

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(d) The term “Exercise Price” shall be $0.025 per share, subject to adjustment pursuant to the terms hereof.

1.	Number of Shares Issuable upon Exercise.

Unless sooner terminated in accordance herewith, from and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, the number of Warrant Shares set forth on the first page of this Warrant, subject to adjustment pursuant hereto, by delivery of an original or fax copy of the exercise notice attached hereto as Annex A (the “Notice of Exercise”) along with payment to the Company of the Exercise Price.

2.	Exercise of Warrant.

(a) The purchase rights represented by this Warrant are exercisable by the registered Holder hereof, in whole at any time or in part from time to time by delivery of the Notice of Exercise duly completed and delivered to the office of the Company, and upon payment of the Exercise Price of the shares thereby purchased (in the manner provided in Section 2(d) hereof); whereupon the Holder of this Warrant shall be entitled to receive a certificate for the number of Warrant Shares so purchased; provided that the Company will place on each certificate a legend substantially the same as that appearing on this Warrant, in addition to any legend required by any applicable state or federal law. If this Warrant is exercised in part, the Company will issue to the Holder hereof a new Warrant upon the same terms as this Warrant but for the balance of Warrant Shares for which this Warrant remains exercisable. The Company agrees that upon exercise of this Warrant the Holder shall be deemed to be the record owner of the Warrant Shares issued upon exercise as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. This Warrant will be surrendered at the time of exercise or if lost, stolen, misplaced, or destroyed, the Holder will comply with Section 12 below.

(b) Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder hereof within a reasonable time after the date on which this Warrant shall have been exercised as aforesaid.

(c) The Company covenants that all Warrant Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be fully paid and nonassessable and free from all preemptive rights, taxes, liens, and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue which shall be paid by the Company in accordance with Section 7 below).

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(d) In order to exercise this Warrant with respect to all or any part of the Warrant Shares for which this Warrant is at the time exercisable, Holder (or any other person or persons exercising the Warrant) must take the following actions:

(i) Execute and deliver to the Company a written notice of exercise stating the number of Warrant Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Annex A; and

(ii) Pay the aggregate Exercise Price for the Warrant Shares by one or more of the following forms:

(A) Cash, wire transfer, or check made payable to the order of the Company; or

(B) A promissory note payable to the Company, but only to the extent authorized by the Company; or

Should the Company’s Common Stock be registered under Section 12 of the Act, at the time the Warrant is exercised, then the Warrant Price may also be paid as follows:

(C) By surrender of this Warrant at the principal office of the Company together with notice of net issuance election, in which event the Company shall issue to Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

Where:

X =	the number of shares of Common Stock to be issued to Holder.
Y =	the number of shares of Common Stock for which this Warrant is being exercised.
A =	the Market Price of one share of Common Stock (for purposes of this Section 2(d)(ii)(C), the “Market Price” shall be defined as the average closing price of the Common Stock for the five trading days prior to the date of exercise of this Warrant (the “Average Closing Price”), as reported by the over-the-counter (“OTC”) Market or in any OTC market, provided, however, that if the Common Stock is listed on a stock exchange, the Market Price shall be the average closing price on such exchange for the five trading days prior to the date of exercise of the Warrants. If the Common Stock is/was not traded during the five trading days prior to the date of exercise, then the closing price for the last publicly traded day shall be deemed to be the closing price of any and all (if applicable) days during such five trading day period.
B =	the Warrant Price.

For purposes of Rule 144, it is intended, understood, and acknowledged that the Common Stock issuable upon exercise of this Warrant in a net issuance transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood, and acknowledged that the holding period of the Common Stock issuable upon exercise of this Warrant in a net issuance transaction shall be deemed to have commenced on the date this Warrant was issued; or

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(D) Through a special sale and remittance procedure compliant with applicable federal and state securities law pursuant to which the Holder (or any other person or persons exercising the Warrant) shall concurrently provide irrevocable instructions (a) to a brokerage firm to effect the immediate sale of the purchased Warrant Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Warrant Price payable for the purchased Warrant Shares plus all applicable Federal, State and local income and employment taxes required to be withheld by the Company by reason of such exercise (b) to the company to deliver the certificates for the purchased Warrant Shares directly to such brokerage firm in order to complete the sale.

3.	Limitations on Exercise.

Notwithstanding any other provision in this Agreement, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would result in (i) the aggregate number of shares of Common Stock beneficially owned by the Holder and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, to exceed 9.99% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock of the Company following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act to exceed the Maximum Percentage of the combined voting power of all of the securities of the Company then outstanding following such exercise.

4.	Mandatory Exercise of Warrants.

At such time, if ever, that the Common Stock is listed on a national securities exchange or quoted in an over-the-counter market, the closing price of the Common Stock equals or exceeds $0.50 per share (which amount may be adjusted for certain capital events, such as stock splits) for five consecutive trading days (the “Closing Price Measuring Period”), then the Company shall have the right to require the Holder to exercise all or any portion of this Warrant still unexercised, into fully paid, validly issued, and nonassessable shares of Common Stock at the Exercise Price. The Company may exercise its right to require exercise under this Section 4 by delivering within not more than five trading days following the end of such Closing Price Measuring Period a written notice thereof by electronic mail to the Holder (the “Mandatory Exercise Notice”). The Mandatory Exercise Notice shall be irrevocable. Following receipt of the Mandatory Exercise Notice, the Holder will be required to exercise all or any portion of this Warrant still unexercised within 60 calendar days from the date of the Mandatory Exercise Notice (the “Mandatory Exercise Period”). Any unexercised portion of this Warrant on the day immediately following the Mandatory Exercise Period shall be immediately forfeited.

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5.	Option to Purchase Additional Shares.

In the event the Company issues a Mandatory Exercise Notice, then during the Mandatory Exercise Period, the Holder shall have the option, but not the obligation, and in his sole discretion, to purchase an additional 10,000,000 shares of Common Stock at a purchase price of $0.025 per share. The Holder may make such purchase on the same terms and in the same manner as set forth in Section 2.

6.	No Fractional Shares.

The Company shall not be required to issue fractional Warrant Shares upon the exercise of this Warrant or to deliver Warrant Certificates which evidence fractional Warrant Shares. In the event that a fraction of a Warrant Share would, except for the provisions of this Section 6, be issuable upon the exercise of this Warrant, the Company shall round the fraction down to the next whole number of the Warrant Share.

7.	Charges, Taxes, and Expenses.

Issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder of this Warrant, or in such name or names as may be directed by the Holder of this Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder of this Warrant, the Company may require, as a condition thereto, that the transferee execute an appropriate investment representation as may be reasonably required by the Company.

8.	No Rights as Shareholders.

This Warrant does not entitle the Holder hereof to any voting rights or other rights as a Shareholder of the Company prior to the exercise hereof.

9.	Securities Law Representations.

Holder represents and warrants to Company as follows:

(a) Holder acknowledges that the Warrant Shares will initially be “restricted securities” (as such term is defined in Rule 144 promulgated under the Act) (“Rule 144”) and that the certificates evidencing the Warrant Shares will include this legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

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Holder further acknowledges that the Warrant Shares cannot be sold unless registered with the United States Securities and Exchange Commission and qualified by appropriate state securities regulators, or unless Holder obtains written consent from Company and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

(b) Holder has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Warrant and Warrant Shares offered by Company of the size contemplated. Holder represents that Holder is able to bear the economic risk of the investment and at the present time can afford a complete loss of such investment. Holder has had a full opportunity to inspect the books and records of the Company and to make any and all inquiries of Company officers and directors regarding the Company and its business as Holder has deemed appropriate.

(c) Holder is an “Accredited Investor” as defined in Regulation D of the Securities Act or Holder, either alone or with Holder’s professional advisers who are unaffiliated with, have no equity interest in and are not compensated by Company or any affiliate or selling agent of Company, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of an investment in the Warrant and Warrant Shares offered by Company and of making an informed investment decision with respect thereto and has the capacity to protect Holder’s own interests in connection with Holder’s proposed investment in the Warrant and Warrant Shares.

(d) Holder is acquiring the Warrant and Warrant Shares solely for Holder’s own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Warrant or Warrant Shares.

10.	Rule 144 Opinions.

The Company will, at its own expense, provide any and all legal opinions required for the removal of any restrictive legend from any stock certificates representing Warrant Shares under Rule 144. The Company will not unreasonably withhold any legal opinion required for the removal of the restrictive legend from any certificates representing the Warrant Shares pursuant to Rule 144 and will process such request within five business days of receipt of such request.

11.	Exchange and Registry of Warrant.

This Warrant is exchangeable, upon the surrender hereof by the registered Holder at the office of the Company, for a new Warrant or Warrants aggregating the total Warrant Shares of the surrendered Warrant of like tenor and dated as of such exchange. The Company shall maintain at its office a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange, transfer, or exercise, in accordance with its terms, at such office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

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12.	Loss, Theft, Destruction, or Mutilation of Warrant.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and in case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor (but with no additional rights or obligations) and dated as of such cancellation, in lieu of this Warrant.

13.	Saturdays, Sundays, Holidays, etc.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday, or legal holiday.

14.	Cash Distributions.

No adjustment on account of cash dividends or interest on the Company’s Common Stock or Other Securities that may become purchasable hereunder will be made to the Exercise Price under this Warrant.

15.	Consolidation, Merger, or Sale of the Company.

If the Company is a party to a consolidation, merger, or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company’s obligations under this Warrant. Upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities, cash, or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, or transfer if the holder had exercised the Warrant immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Warrant to, concurrently with the consummation of such transaction, assume the Company’s obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 15.

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16.	Adjustments for Stock Splits, Combinations, etc.

The number of shares and class of capital stock purchasable under this Warrant are subject to adjustment from time to time as set forth in this Section 16.

(a) Adjustment for change in capital stock. If the Company:

(i)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v)	issues by reclassification of its shares of Common Stock any shares of its capital stock;

then the number and classes of shares purchasable upon exercise of each Warrant in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised may receive the number and classes of shares of capital stock of the Company which such holder would have owned immediately following such action if such holder had exercised the Warrant immediately prior to such action.

For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination, or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination, or reclassification.

If after an adjustment the Holder, upon exercise of a Warrant, may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock. After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Warrant. Notwithstanding the allocation of the Exercise Price between or among shares of capital stock as provided by this Section 16(a), a Warrant may only be exercised in full by payment of the entire Exercise Price currently in effect.

(b) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 16 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holders of this Warrant against impairment.

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17.	Certificate as to Adjustments.

In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant agent of the Company.

18.	Reservation of Stock Issuable on Exercise of Warrant.

The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.

19.	Assignment; Exchange of Warrant.

This Warrant, and the rights evidenced hereby, may not be transferred without the prior written consent of the Company which may be withheld in the sole and absolute discretion of the Company and compliance with applicable securities laws. As a condition precedent to the Company considering whether to consent to a transfer, the Holder shall deliver to the Company a legal opinion from the Holder’s counsel that such transfer is exempt from the registration requirements of applicable securities laws at the Holder’s expense. If the Company consents to the proposed transfer, upon surrender for exchange of this Warrant, together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws and payment by the Holder of any applicable transfer taxes, the Company will issue and deliver to or on the order of the Holder a new Warrant of like tenor, in the name of the Holder and/or the transferee(s) specified (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of Warrant Shares called for on the face or faces of the Warrant so surrendered by the Holder; and provided further, that upon any such transfer, the Company may require, as a condition thereto, that the Transferee execute an appropriate investment representation as may be reasonably required by the Company.

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20.	Notices.

Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by electronic mail (with receipt confirmed) to the addresses of the Parties as follows:

To: “Company”	Alternative Ballistics Corporation
Attn: Steven Luna, CEO
5490 South Rainbow Blvd.,
Las Vegas, Nevada 89118
Email: steve@alternativeballistics.com

With Copy To:	FitzGerald Kreditor Bolduc Risbrough LLP
Attn: Lynne Bolduc
2 Park Plaza, Suite 850
Irvine, CA 92614
Email: lbolduc@fkbrlegal.com

To: “Holder”	Kenneth Haller
Address: 7611 Phoenix Peak Street
Address: Las Vegas, NV 89166
Email: kenjhaller@gmail.com

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section 20, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section 20, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by electronic mail transmission in accordance with the provisions of this Section 20, such notice shall be conclusively deemed given at the time of delivery if between the hours of 9:00 a.m. and 5:00 p.m. Pacific time on a business day (“business hours”) and if not during business hours, at 9:00 a.m. on the next business day following delivery, provided a delivery confirmation is obtained by the sender.

21.	Notices of Record Date.

In case,

(a) The Company takes a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive a dividend, distribution, or any other rights;

(b) There is any capital reorganization of the Company, reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or consolidation or merger of the Company with or into another corporation which does not constitute a sale of the Company; or

(c) There is a voluntary or involuntary dissolution, liquidation, or winding up of the Company;

then, and in any such case, the Company shall cause to be mailed to the Holder, at least 20 business days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, dissolution, liquidation, or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, dissolution, liquidation, or winding up.

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22.	Amendments and Supplements.

The Company may from time to time supplement or amend this Warrant without the approval of any Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder. All other supplements or amendments to this Warrant must be signed by the party against whom such supplement or amendment is to be enforced.

23.	Investment Intent.

Holder represents and warrants to the Company that Holder is acquiring the Warrants for investment and with no present intention of distributing or reselling any of the Warrants.

24.	Certificates to Bear Language.

The Warrants and the Warrant Shares issuable upon exercise thereof shall bear the following legend by which Holder shall be bound:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

Certificates for Warrants or Warrant Shares without such legend shall be issued if such Warrants or Warrant Shares are sold pursuant to an effective registration statement under the Act, or if the Company has received an opinion from counsel reasonably satisfactory to counsel for the Company, that such legend is no longer required under the Act.

25.	Miscellaneous.

(a) This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. The Company and the Holder hereby submit to the exclusive jurisdiction of the Courts of Orange County, State of California for the resolution of all legal disputes arising under the terms of this Warrant. The Company and the Holder agree to waive trial by jury.

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(b) If any action or proceeding is brought by the Company on the one hand or by the Holder on the other hand to enforce or continue any provision of this Warrant, the prevailing party’s costs and expenses, including its reasonable attorneys’ fees, in connection with such action or proceeding shall be paid by the other party.

(c) In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.

(d) The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized as of the date first written above.

COMPANY:

ALTERNATIVE BALLISTICS CORPORATION,
a Nevada corporation

/s/ Steven Luna
By:	Steven Luna
Its:	Chief Executive Officer

HOLDER:

KENNETH HALLER,
an individual

/s/ Kenneth Haller
By:	Kenneth Haller

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ANNEX A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

NOTICE OF EXERCISE

The undersigned hereby elects irrevocably to exercise the within Warrant and to purchase ____________________ shares of Common Stock of Alternative Ballistics Corporation and hereby makes payment of $_________________ (at the rate of $0.025 per share) in payment of the Exercise Price pursuant hereto. Please issue the shares as to which this Warrant is exercised in accordance with the instructions given below.

INSTRUCTIONS FOR REGISTRATION OF SHARES

Name (print) ________________________________________________

Address (print) ______________________________________________

Address (print) ______________________________________________

ASSIGNMENT

FOR VALUE RECEIVED, _____________________________ does hereby sell, assign, and transfer unto _____________________________, the right to purchase __________________ shares of Common Stock of Alternative Ballistics Corporation, evidenced by the within Warrant, and does hereby irrevocably constitute and appoint _____________________________ attorney to transfer such right on the books of Alternative Ballistics Corporation, with full power of substitution on the premises.

Dated: __________________, 20___

Signature: ___________________________

Notice: The signature of Notice of Exercise or Assignment must correspond with the name as written upon the face of the within Warrant in every particular without alteration or enlargement or any change whatsoever.